Exhibit 1.01 to Form SD

DexCom, Inc.
Conflict Minerals Report
For The Reporting Period January 1 to December 31, 2014

This Conflict Minerals Report (“CMR”) has been prepared by DexCom, Inc. (herein referred to, alternatively, as “DexCom,” “we,” “our” and “us”). This CMR for the reporting period January 1 to December 31, 2014 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014. The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934. The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten and gold.

To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, DexCom is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that DexCom has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Company Overview

DexCom is a medical device company focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for ambulatory use by people with diabetes and for use by healthcare providers in the hospital for the treatment of patients with and without diabetes.

II.	Product Overview

In 2009 we received approval for our third generation system, the DexCom SEVEN PLUS, which is designed for up to seven days of continuous use, and we began commercializing this product in the first quarter of 2009. On June 14, 2012, we received Conformité Européenne Marking (“CE Mark”) approval for our fourth generation continuous glucose monitoring system, the DexCom G4 system, enabling commercialization of the DexCom G4 system in the European Union, Australia, New Zealand and the countries in Asia and Latin America that recognize the CE Mark. The DexCom G4 system was approved for use by adults at home and in healthcare facilities. On October 5, 2012, we received approval from the Food and Drug Administration ("FDA") for the DexCom G4 PLATINUM, which is designed for up to seven days of continuous use by adults with diabetes, and we began commercializing this product in the U.S. in the fourth quarter of 2012. On February 14, 2013, we received CE Mark approval for a pediatric indication for our DexCom G4 system, enabling us to market and sell this system in the European Union, Australia, New Zealand and the countries in Asia and Latin America that recognize the CE Mark to persons two years old and older who have diabetes (hereinafter referred to as the "Pediatric Indication"), and we initiated a limited commercial launch in the second quarter of 2013. In connection with our receipt of CE Mark approval for the Pediatric Indication, we changed the name of the DexCom G4 system to the DexCom G4 PLATINUM system. On February 3, 2014, we received approval from the FDA for a Pediatric Indication for the DexCom G4 PLATINUM system in the United States. On June 3, 2014, we received approval from the FDA for an expanded indication for the DexCom G4 PLATINUM for professional use. This expanded indication allows healthcare professionals to purchase the DexCom G4 PLATINUM devices for use with multiple patients. Healthcare professionals can use the insights gained from a DexCom G4 PLATINUM professional session to adjust therapy and to educate and motivate patients to modify their behavior after viewing the effects that specific foods, exercise, stress, and medications have on their glucose levels. On January 23, 2015, we received approval from the FDA for the DexCom G4 PLATINUM with Share, which is designed for up to seven days of continuous use, and we began commercializing this product in the U.S. in the first quarter of 2015. The DexCom G4 PLATINUM with Share remote monitoring system uses a secure wireless connection between a patient's receiver and an app on the patient's iPhone®, iPod touch®, or iPad® mobile digital device to transmit glucose information to apps on the mobile devices of up to five designated recipients, or "followers," who can remotely monitor a patient's glucose information and receive alert notifications anywhere they have an Internet or cellular connection. Unless the context requires otherwise, the term "G4 PLATINUM" shall refer to the DexCom G4 and DexCom G4 PLATINUM systems (and all associated indications of use for such systems, including without limitation, associated DexCom Share System functionalities) that are commercialized by us in and outside of the United States.

III.	Supply Chain Overview

DexCom currently manufactures its devices at its headquarters in San Diego, California. DexCom manufactures its G4 PLATINUM systems with components supplied by outside vendors and with parts manufactured by DexCom internally. Key components that DexCom manufactures internally include wire-based sensors for the G4 PLATINUM systems. The remaining components and assemblies are purchased from outside vendors. DexCom then assembles, tests, packages and ships the finished G4 PLATINUM systems, which include a reusable transmitter, a receiver, and disposable sensors. DexCom purchases certain components and materials from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. For purposes of this CMR, references to our “products” refer to tangible components of our CGM systems and accessories, and references to our “suppliers” refer to our direct product suppliers.

IV.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Final Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

V.	Design of Due Diligence Measures

DexCom designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Second Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

VI.	Due Diligence Measures Performed by DexCom

DexCom performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

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In May 2015, DexCom adopted a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its commitment to complying with the Final Rules, (ii) its expectations of its suppliers regarding supporting DexCom’s compliance activities, and (iii) its policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures. The Conflict Minerals Policy can be found on our website at http://investor.shareholder.com/dexcom/governance.cfm.

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The implementation of DexCom’s RCOI and the conducting of due diligence on the source and chain of custody of DexCom’s necessary conflict minerals are managed by DexCom’s supply chain, finance and legal departments. The Audit Committee (the “Audit Committee”) of our Board of Directors (the “Board”) exercises oversight and review with respect to these processes. To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the supply chain, finance and legal departments and then subsequently reported to and reviewed by the Audit Committee at regularly scheduled meetings of the Audit Committee on at least an annual basis.

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The supply chain, finance and legal staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with DexCom’s Conflict Minerals Policy and with DexCom’s conflict minerals-related processes and procedures.

•	Records of material conflict minerals-related documentation are maintained electronically by DexCom for a period of five (5) years from the date of creation.

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In May 2015, DexCom’s existing suppliers were provided with a copy of the Conflict Minerals Policy, and new suppliers will be provided with a copy of the Conflict Minerals Policy as part of DexCom’s standard supplier onboarding process. In addition, a conflict minerals compliance provision (the “Conflict Minerals Contractual Provision”) was added to DexCom’s form manufacturing agreement requesting that suppliers (i) comply with the Conflict Minerals Policy and (ii) cooperate with DexCom in providing the information required by the CMRT (as defined below). DexCom will request that the Conflict Minerals Contractual Provision be incorporated into (i) new manufacturing agreements and (ii) existing manufacturing agreements when such agreements are negotiated for renewal.

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Interested parties can report improper activities in violation of the Conflict Minerals Policy or the Conflict Minerals Rules via email at InvestorRelations@Dexcom.com. This email address is published on DexCom’s website at http://dexcom.com/about-dexcom/investor-relations. All reported activities will be reviewed by the appropriate individuals within the supply chain, finance and legal departments.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

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DexCom requests that its suppliers complete in full the Electronic Industry Citizenship Coalition/Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “CMRT”). The CMRT is used to provide DexCom with information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules. The CMRT will be distributed to suppliers at least annually to obtain information regarding changes in supplier circumstances.

•	DexCom’s supply chain, finance and legal departments manage the collection of information reported on the CMRT by its suppliers.

•	DexCom utilizes a series of escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

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If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, DexCom determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, DexCom will enforce the Conflict Minerals Policy and the Conflict Minerals Contractual Provision binding such supplier (if any) by means of a series of escalations.

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Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by DexCom from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the Conflict-Free Sourcing Initiative (the “CFSI”) to conduct third-party audits of smelters and refineries.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2014 reporting year. The Form SD and Conflict Minerals Report are also available on our website at http://investor.shareholder.com/dexcom/sec.cfm.

VII.	Smelters and Refineries Identified

As a result of DexCom’s RCOI, 7 suppliers provided completed CMRTs to DexCom. DexCom’s suppliers identified the names of approximately 1,202 smelters and refineries from which they source conflict minerals. Of those smelters and refineries, approximately 248 smelters and refineries, or approximately 20%, are listed on the CFSI’s Standard Smelter List (the “Standard Smelter List”), and approximately 153 smelters and refineries, or approximately 12%, have been certified by the CFSI’s Conflict-Free Smelter Program (the “CFSP”). With respect to those smelters and refineries appearing on the Standard Smelter List that are not certified by the CFSP, although we were not able to determine the mines or locations of origin of the conflict minerals sourced from such smelters and refineries, attached as Addendum A to this CMR is a list of the country locations of such smelters and refineries as reported by our suppliers, grouped according to the specific conflict mineral processed by such smelters and refineries.

VIII.	Steps to Mitigate Risk

DexCom intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs;

•	Encourage the development of supplier capabilities to perform conflict-minerals related due diligence by the implementation of risk mitigation measures, as appropriate; and

•	Provide ongoing training regarding emerging best practices and other relevant topics to supply chain, finance and legal staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS
Statements relating to due diligence improvements are forward-looking in nature and are based on DexCom’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of DexCom’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third party materials or references to websites (including DexCom’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.

Addendum A
Non-CFSP-Certified Smelter and Refinery Country Locations by Mineral

Metal	Smelter and Refinery Location: Country
Gold	China
Germany
Japan
Korea, Republic Of
Kyrgyzstan
Mexico
Philippines
Russian Federation
Switzerland
United States
Uzbekistan
Tantalum	China
Tin	Belgium
Brazil
China
Indonesia
Poland
Russian Federation
Taiwan
Thailand
Tungsten	China
Germany
Japan
Russian Federation
United States
Vietnam